Exhibit 99.25

VILLAGE FARMS INTERNATIONAL, INC.

Report of Voting Results

(Section 11.3 of National Instrument 51-102)

This report describes the matters requiring shareholder approval and the outcome of the shareholder votes at the Annual and Special Meeting of Shareholders of Village Farms International, Inc. (the “Corporation”) held in Delta, British Columbia on June 27, 2017 (the “Meeting”).

Shares voted:	29,545,988
Number of shares issued and outstanding (as of the record date):	38,882,945
Percentage of shares voted:	75.99%

The following is a summary of the votes cast by the shareholders represented by proxy and in person at the Meeting.

•    Appointment of Auditor

PricewaterhouseCoopers LLP was appointed auditor of the Corporation to hold office until the next Annual Meeting of Shareholders and the directors were authorized to fix the auditor’s remuneration.

Votes For	% For	Votes Withheld	% Withheld
29,167,324	98.7%	378,664	0.7%

•    Election of Directors

The following persons were elected as directors of the Corporation to hold office until the next Annual Meeting of Shareholders or until his or her successor is elected or appointed.

Nominee	Votes For	% For	Votes Withheld	% Withheld
John R. McLernon	17,400,357	58.9%	12,145,631	41.1%
Christopher C. Woodward	17,400,357	58.9%	12,145,631	41.1%
John P. Henry	17,399,357	58.9%	12,146,631	41.1%
David Holewinski	17,364,657	58.8%	12,181,331	41.2%
Michael A. DeGiglio	17,374,148	58.8%	12,171,840	41.2%
Stephen C. Ruffini	17,395,148	58.9%	12,150,840	41.1%
Roberta Cook	17,395,869	58.9%	12,150,119	41.1%

•    Confirmation of Amended and Restated By-Law No. 3

The resolution to approve and confirm the amended and restated By-Law No. 3 of the Corporation, as more particularly described in the management information circular of the Corporation dated May 23, 2017 (the “Circular”), was approved as follows:

Votes For	% For	Votes Against	% Against
23,930,177	81.0%	5,615,811	19.0%

Date: June 27, 2017

VILLAGE FARMS INTERNATIONAL, INC.

By:	“Stephen C. Ruffini”
Name:	Stephen C. Ruffini
Title:	EVP & CFO